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                                                                    Exhibit 11.1

                                  RomTech, Inc.
                          Computation of Loss Per Share

                                                         Years ended June 30,

                                                        1996            1995
                                                        ----            ----
Net loss                                             ($2,998,480)   ($  586,562)
                                                     ===========    ===========

Common and common equivalent shares outstanding:
    Weighted average common shares outstanding
       represented by the shares received by the
       stockholders of AOMC in connection with
       the reverse acquisition, and recorded as a
       recapitalization of the previously
       outstanding common stock of AOMC. Such
       shares have been retroactively restated to
       reflect the effect of the recapitalization
       for all periods presented                       1,575,000      1,575,000

    Weighted  average  common  shares  outstanding
       represented by the shares received by the
       stockholders and holders of convertible
       subordinated debt of VRLI in connection
       with the merger. Such shares have been
       retroactively restated to reflect the
       effect of the recapitalization for all
       periods presented                               1,284,440      1,284,440

    Weighted average common shares outstanding
       of the Company at the time of the merger
       with AOMC and shares issued in connection
       with the IPO and the exercise of warrants       2,395,112

    Additional shares  assumed to be outstanding
       resulting from the exercise of the
       warrants received by the stockholders of
       AOMC in connection with the reverse
       acquisition (computed using the treasury
       stock method)                                            (1)     354,166
                                                     -----------    -----------
                                                       5,254,552      3,213,606
                                                     ===========    ===========

Net loss per common and common equivalent share      ($     0.57)   ($     0.18)
                                                     ===========    ===========

(1) Pursuant to the requirements of the Securities and Exchange Commssion, common equivalent shares relating to stock options and warrants issued during the twelve months prior to a planned initial public offering are included whether or not they are anti-dilutive.